The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these securities until the pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

September 2017

Preliminary Pricing Supplement

Dated September 14, 2017

Registration Statement No. 333-204908

Filed pursuant to Rule 424(b)(2)

(To Prospectus and Index Supplement,
each dated April 29, 2016 and
Product Supplement dated May 2, 2016)

Structured Investments

Opportunities in U.S. and International Equities

Contingent Income Auto-Callable Securities due on or about October 4, 2022

$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

Contingent Income Auto-Callable Securities (the “securities”) offer the opportunity for investors to earn a quarterly contingent payment with respect to each quarterly determination date on which the closing level of each underlying index is equal to or greater than 75% of its initial index level, which we refer to as its coupon barrier level. In addition, if the closing levels of all of the underlying indices are equal to or greater than their respective call threshold levels on any quarterly determination date other than the final determination date, the securities will be automatically redeemed or repaid at maturity, as applicable, for an amount per security equal to (i) the stated principal amount plus (ii) the contingent payment for that quarter. However, if on any determination date the closing level of any underlying index is less than its call threshold level, the securities will not be redeemed and if the closing level of any underlying index is less than its coupon barrier level, you will not receive any contingent payment for that quarterly period. As a result, investors must be willing to accept the risk of not receiving any contingent payment. Furthermore, if the final index level of any underlying index is below 75% of its initial index level, which we refer to as its downside threshold level on the final determination date, UBS will pay you a cash payment that will be less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return of the underlying index with the lowest underlying return as compared to the other underlying indices (the “worst performing underlying index”) over the term of the securities, and in extreme situations, you could lose all of your initial investment. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying indices. Because all payments on the securities are based on the worst performing underlying index, a decline beyond the respective coupon barrier level and/or downside threshold level, as applicable, of any underlying index will result in few or no contingent payments and/or a loss of some and, in extreme situations, all of your initial investment even if the other underlying indices appreciate or have not declined as much. These securities are for investors who are willing to risk their initial investment and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no interest over the entire approximately 5-year term of the securities. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Underlying indices:	MSCI® Emerging Markets IndexSM (Bloomberg Ticker: “MXEF”) Russell 2000® Index (Bloomberg Ticker: “RTY”) EURO STOXX 50® Index (Bloomberg Ticker: “SX5E”)
Aggregate principal amount:	$●
Stated principal amount:	$1,000.00 per security
Issue price:	$1,000.00 per security (see “Commissions and issue price” below)
Pricing date:	Approximately September 29, 2017
Original issue date:	Approximately October 4, 2017 (3 business days after the pricing date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally will be required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to two business days before delivery will be required, by virtue of the fact that the securities are initially expected to settle in three business days (T + 3), to specify alternative settlement arrangements to prevent a failed settlement.
Maturity date:	Approximately October 4, 2022, subject to postponement for certain market disruption events and as described under “General Terms of the Securities — Market Disruption Events” and “— Maturity Date” in the accompanying product supplement.
Early redemption:	If, on any quarterly determination date other than the final determination date, the closing levels of all of the underlying indices are equal to or greater than their respective call threshold levels, the securities will be automatically redeemed for an early redemption amount on the first contingent payment date immediately following the related determination date.
Early redemption amount:	The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date.
Contingent payment:

•          If the closing levels of all of the underlying indices are equal to or greater than their respective coupon barrier levels on any quarterly determination date, we will pay a quarterly contingent payment of $25.00 (equivalent to 10.00% per annum of the stated principal amount) per security on the related contingent payment date.

•          If the closing level of any underlying index is less than its respective coupon barrier level on any determination date, we will not pay a quarterly contingent payment with respect to that determination date.

Determination dates:	Approximately December 28, 2017, March 29, 2018, June 29, 2018, September 28, 2018, December 28, 2018, March 29, 2019, June 28, 2019, September 30, 2019, December 30, 2019, March 30, 2020, June 29, 2020, September 29, 2020, December 29, 2020, March 29, 2021, June 29, 2021, September 29, 2021, December 29, 2021, March 29, 2022, June 29, 2022 and September 29, 2022, subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Determination Dates”, “ — Final Determination Date” and “— Market Disruption Events” in the accompanying product supplement). We also refer to September 29, 2022 as the final determination date. In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust the determination dates (including the final determination date) and maturity date to ensure that the stated term of the securities remains the same.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the quarterly contingent payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	• If the final index levels of all of the underlying indices are equal to or greater than their respective downside threshold levels:		(i) the stated principal amount plus (ii) any contingent payment otherwise payable on the maturity date.
	• If the final index level of any underlying index is less than its downside threshold level:		a cash payment that is less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return of the worst performing underlying index, for an amount equal to (i) the stated principal amount plus (ii) the stated principal amount times the underlying return of the worst performing underlying index.
Underlying return:	The quotient, expressed as a percentage of the following formula: (final index level − initial index level) / initial index level
Initial index level:

[•], which is the closing level of the MSCI® Emerging Markets IndexSM on the pricing date

[•], which is the closing level of the Russell 2000® Index on the pricing date

[•], which is the closing level of the EURO STOXX 50® Index on the pricing date

Worst performing underlying index:	The underlying index with the lowest underlying return as compared to the other underlying index
Call threshold level:

[•], which is equal to 100% of the initial index level of the MSCI® Emerging Markets IndexSM

[•], which is equal to 100% of the initial index level of the Russell 2000® Index

[•], which is equal to 100% of the initial index level of the EURO STOXX 50® Index

Coupon barrier level:

[•], which is equal to 75% of the initial index level of the MSCI® Emerging Markets IndexSM

[•], which is equal to 75% of the initial index level of the Russell 2000® Index

[•], which is equal to 75% of the initial index level of the EURO STOXX 50® Index

Downside threshold level:

[•], which is equal to 75% of the initial index level of the MSCI® Emerging Markets IndexSM

[•], which is equal to 75% of the initial index level of the Russell 2000® Index

[•], which is equal to 75% of the initial index level of the EURO STOXX 50® Index

Final index level:	The closing level of each underlying index on the final determination date
CUSIP:	90270KMN6
ISIN:	US90270KMN62
Listing:	The securities will not be listed on any securities exchange.
Calculation Agent:	UBS Securities LLC
Commissions and issue level:		Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security		100%	2.50%(a)	97.00%
+0.50%(b)
3.00%
Total		$•	$•	$•

(1)	UBS Securities LLC will purchase from UBS AG the securities at the price to public less a fee of $30.00 per $1,000.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:
(a)	a fixed sales commission of $25.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management by the agent or its affiliates. See “Supplemental information regarding plan of distribution (conflicts of interest) ".

The estimated initial value of the securities as of the pricing date is expected to be between $920.00 and $950.00 for securities linked to the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index. The range of the estimated initial value of the securities was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 11 and 12 of this document.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should read this document together with the accompanying product supplement, accompanying index supplement and the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated May 2, 2016	Index supplement dated April 29, 2016	Prospectus dated April 29, 2016

Contingent Income Auto-Callable Securities due on or about October 4, 2022

$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement and an index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

▪	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm
▪	Index Supplement dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569883/d163530d424b2.htm
▪	Product Supplement dated May 2, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516571770/d174274d424b2.htm

References to "UBS", "we", "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries. In this document, the "securities" refers to the Contingent Income Auto-Callable Securities that are offered hereby. Also, references to the "accompanying prospectus" mean the UBS prospectus titled "Debt Securities and Warrants", dated April 29, 2016, references to the "index supplement" mean the UBS index supplement, dated April 29, 2016 and references to the "accompanying product supplement" mean the UBS product supplement titled "Contingent Income Auto-Callable Securities", dated May 2, 2016.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement, index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

September 2017	Page 2

Contingent Income Auto-Callable Securities due on or about October 4, 2022

$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

Investment Summary

The Contingent Income Auto-Callable Securities due on or about October 4, 2022 based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index, which we refer to as the securities, provide an opportunity for investors to earn a quarterly contingent payment, which will be an amount equal to $25.00 (equivalent to 10.00% per annum of the stated principal amount) per security, with respect to each quarterly determination date on which the closing levels or the final index levels, as applicable, of all of the underlying indices are equal to or greater than 75% of their respective initial index levels, which we refer to as the coupon barrier levels. The contingent payment, if any, will be payable quarterly on the relevant contingent payment date, which is the third business day after the related determination date. It is possible that the closing levels of one or more of the underlying indices could remain below their respective coupon barrier levels for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent payments.

If the closing levels of all of the underlying indices are equal to or greater than their respective call threshold levels on any of the determination dates other than the final determination date, the securities will be automatically redeemed for an early redemption amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date. If the securities have not previously been redeemed and the final index levels of all of the underlying indices are equal to or greater than their coupon barrier levels and 75% of their respective initial index levels, which we refer to as their respective downside threshold levels, the payment due at maturity will be (i) the stated principal amount plus (ii) the contingent payment otherwise payable on the maturity date. If the securities have not previously been redeemed, the final index levels of all of the underlying indices are equal to or greater than their respective downside threshold levels and the final index level of any underlying index is less than its respective coupon barrier level, the payment due at maturity will be the stated principal amount. However, if the securities are not redeemed prior to maturity and the final index level of any underlying index is less than its respective downside threshold level, the payment due at maturity will be a cash payment that is less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return of the worst performing underlying index, for an amount equal to (i) the stated principal amount plus (ii) the stated principal amount times the underlying return of the worst performing underlying index. The value of such cash payment will be less than 75% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing some and, in extreme situations, all of their initial investment and also the risk of not receiving any contingent payments. In addition, investors will not participate in any appreciation of the underlying indices.

September 2017	Page 3

Contingent Income Auto-Callable Securities due on or about October 4, 2022

$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

Key Investment Rationale

The securities offer the opportunity for investors to earn a quarterly contingent payment equal to $25.00 (equivalent to 10.00% per annum of the stated principal amount) per security, with respect to each quarterly determination date on which the closing levels or the final index levels, as applicable, of all of the underlying indices are equal to or greater than 75% of their respective initial index levels, which we refer to as the coupon barrier levels. The securities may be redeemed prior to maturity for an early redemption amount equal to (i) the stated principal amount per security plus (ii) the applicable contingent payment, and the payment at maturity will vary depending on the final index levels, as follows:

Scenario 1

On any of the determination dates other than the final determination date, the closing levels of all of the underlying indices are equal to or greater than their respective call threshold levels.

▪      The securities will be automatically redeemed for an early redemption amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date.

▪      Investors will not participate in any appreciation of the underlying indices from their respective initial index levels.

Scenario 2

The securities are not redeemed prior to maturity and the final index levels of all of the underlying indices are equal to or greater than their respective downside threshold levels and coupon barrier levels.

▪      The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent payment otherwise payable on the maturity date.

▪      Investors will not participate in any appreciation of the underlying indices from their respective initial index levels.

Scenario 3

The securities are not redeemed prior to maturity and the final index level of any underlying index is less than its respective downside threshold level and coupon barrier level.

▪      The payment due at maturity will be a cash payment that is less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return of the worst performing underlying index, for an amount equal to (i) the stated principal amount plus (ii) the stated principal amount times the underlying return of the worst performing underlying index.

▪      Investors will lose some and, in extreme situations, all of their initial investment in this scenario.

Investing in the securities involves significant risks. You may lose some and, in extreme situations, all of your initial investment. Any payment on the securities, including payments in respect of an early redemption, contingent payment or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the securities and you could lose all of your initial investment.

The securities will not pay a contingent payment if any underlying index is less than its respective coupon barrier level on a determination date. The securities will not be subject to an early redemption if any underlying index is less than its respective call threshold level on a determination date. If the securities are not redeemed prior to the final determination date, you will lose some and, in extreme situations, all of your initial investment at maturity if any underlying index is below its respective downside threshold level.

September 2017	Page 4

Contingent Income Auto-Callable Securities due on or about October 4, 2022

$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

Investor Suitability

The securities may be suitable for you if:

▪	You fully understand the risks inherent in an investment in the securities, including the risk of loss of all of your initial investment.
▪	You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the worst performing of the underlying indices.
▪	You understand and accept that an investment in the securities is linked to the worst performing underlying index and not a basket of the underlying indices and that you will be exposed to the market risk of each underlying index on each determination date.
▪	You believe the closing level of each of the underlying indices will be equal to or greater than their respective coupon barrier levels on each determination date and their respective downside threshold levels on the final determination date.
▪	You understand and accept that you will not participate in any appreciation in the level of the underlying indices and that any potential positive return is limited to the quarterly contingent payments.
▪	You can tolerate fluctuations in the level of the securities prior to maturity that may be similar to or exceed the downside level fluctuations of the underlying indices.
▪	You would be willing to invest in the securities based on the contingent payment specified on the cover hereof.
▪	You are willing to forgo dividends paid on stocks comprising the underlying indices (the "index constituent stocks") and you do not seek guaranteed current income from this investment.
▪	You are willing to invest in securities that may be redeemed prior to the maturity date and you are otherwise willing to hold such securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the securities.
▪	You understand and are willing to accept the risks associated with the underlying indices.
▪	You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
▪	You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that, should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

▪	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of all of your initial investment.
▪	You require an investment designed to provide a full return of principal at maturity.
▪	You cannot tolerate a loss of some or all of your initial investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the worst performing of the underlying indices.
▪	You do not understand or cannot accept that an investment in the securities is linked to the worst performing underlying index and not a basket of the underlying indices and that you will be exposed to the market risk of each underlying index on each determination date
▪	You believe that the closing level of any underlying index will decline during the term of the securities and is likely to close below its respective coupon barrier level on each determination date and its downside threshold level on the final determination date.
▪	You seek an investment that participates in the full appreciation in the level of the underlying indices or that has unlimited return potential.

▪	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside level fluctuations of the underlying indices.
▪	You would be unwilling to invest in the securities based on the contingent payment specified on the cover hereof.
▪	You prefer to receive the dividends paid on the index constituent stocks and you seek guaranteed current income from this investment.
▪	You are unable or unwilling to hold securities that may be redeemed prior to the maturity date, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market for the securities.
▪	You do not understand and are not willing to accept the risks associated with the underlying indices.
▪	You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

September 2017	Page 5

Contingent Income Auto-Callable Securities due on or about October 4, 2022

$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing levels and (2) the final index levels.

Diagram #1: Determination Dates Other Than the Final Determination Date

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 7.

September 2017	Page 6

Contingent Income Auto-Callable Securities due on or about October 4, 2022

$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security will be determined on the pricing date and will be specified in the applicable pricing supplement):

Hypothetical Initial Index Level: Underlying Index A: Underlying Index B: Underlying Index C:	1,000 1,500 3,500
Hypothetical Call Threshold Level: Underlying Index A: Underlying Index B: Underlying Index C:	1,000, which is 100% of the initial index level 1,500, which is 100% of the initial index level 3,500, which is 100% of the initial index level
Hypothetical Coupon Barrier Level: Underlying Index A: Underlying Index B: Underlying Index C:	750, which is 75% of the initial index level 1,125, which is 75% of the initial index level 2,625, which is 75% of the initial index level
Hypothetical Downside Threshold Level: Underlying Index A: Underlying Index B: Underlying Index C:	750, which is 75% of the initial index level 1,125, which is 75% of the initial index level 2,625, which is 75% of the initial index level
Hypothetical Quarterly Contingent Payment:*	$25.00 per security (equivalent to 10.00% per annum of the stated principal amount)
Stated Principal Amount:	$1,000.00 per security

In Examples 1 and 2, the closing levels of the underlying indices fluctuate over the term of the securities and the closing levels of the underlying indices are equal to or greater than the hypothetical respective call threshold levels on one of the first nineteen determination dates. Because the closing levels of the underlying indices are equal to or greater than their respective call threshold levels on one of the first nineteen determination dates, the securities are automatically redeemed on the related contingent payment date. In Examples 3 and 4, the closing level of at least one underlying index on each of the first nineteen determination dates is less than its respective call threshold level, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1					Example 2
Determination Dates	Hypothetical Closing Level Underlying Index A	Hypothetical Closing Level Underlying Index B	Hypothetical Closing Level Underlying Index C	Contingent Payment	Early Redemption Amount	Hypothetical Closing Level Underlying Index A	Hypothetical Closing Level Underlying Index B	Hypothetical Closing Level Underlying Index C	Contingent Payment	Early Redemption Amount
#1	1,000 (at or above coupon barrier level and call threshold level)	1,500 (at or above coupon barrier level and call threshold level)	3,500 (at or above coupon barrier level and call threshold level)	—*	$1,025.00	800 (at or above coupon barrier level; below call threshold level)	1,500 (at or above coupon barrier level and call threshold level)	3,500 (at or above coupon barrier level and call threshold level)	$25.00	N/A
#2	N/A	N/A	N/A	N/A	N/A	700 (below coupon barrier level and call threshold level)	1,400 (at or above coupon barrier level; below call threshold level)	3,100 (at or above coupon barrier level; below call threshold level)	$0	N/A
#3	N/A	N/A	N/A	N/A	N/A	1,200 (at or above coupon barrier level and call threshold level)	1,800 (at or above coupon barrier level and call threshold level)	4,200 (at or above coupon barrier level and call threshold level)	—*	$1,025.00
#4 - #19	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A					N/A

* The early redemption amount includes the unpaid contingent payment with respect to the determination date on which the closing levels for the underlying indices are equal to or greater than their respective call threshold levels and the securities are redeemed as a result.

▪	In Example 1, the securities are automatically redeemed following the first determination date as the closing levels of all of the underlying indices on the first determination date are equal to or greater than their respective call threshold levels. You receive an
September 2017	Page 7

Contingent Income Auto-Callable Securities due on or about October 4, 2022

$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

early redemption amount of $1,025.00, which includes the quarterly contingent payment with respect to the first determination date.

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent payments. Your total return per security in this example is $1,025.00 (a 2.50% total return on the securities).

▪	In Example 2, the securities are automatically redeemed following the third determination date as the closing levels of all of the underlying indices on the third determination date are greater than their respective call threshold levels. As the closing levels of all of the underlying indices on the first determination date are greater than their respective coupon barrier levels, you receive the contingent payment of $25.00 with respect to the determination date. Following the third determination date, you receive an early redemption amount of $1,025.00, which includes the quarterly contingent payment with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent payments. Further, although all of the underlying indices have appreciated by 20% from their respective initial index levels on the third determination date, you only receive $1,025.00 per security and do not benefit from such appreciation. Your total return per security in this example is $1,050.00 (a 5.00% total return on the securities).

	Example 3					Example 4
Determination Dates	Hypothetical Closing Level Underlying Index A	Hypothetical Closing Level Underlying Index B	Hypothetical Closing Level Underlying Index C	Contingent Payment	Early Redemption Amount	Hypothetical Closing Level Underlying Index A	Hypothetical Closing Level Underlying Index B	Hypothetical Closing Level Underlying Index C	Contingent Payment	Early Redemption Amount
#1	740 (below coupon barrier level and call threshold level)	1,100 (below coupon barrier level and call threshold level)	2,000 (below coupon barrier level and call threshold level)	$0	N/A	700 (below coupon barrier level and call threshold level)	1,100 (below coupon barrier level and call threshold level)	2,250 (below coupon barrier level and call threshold level)	$0	N/A
#2	680 (below coupon barrier level and call threshold level)	1,250 (at or above coupon barrier level; below call threshold level)	1,850 (below coupon barrier level and call threshold level)	$0	N/A	900 (at or above coupon barrier level; below call threshold level)	1,000 (below coupon barrier level and call threshold level)	2,800 (at or above coupon barrier level; below call threshold level)	$0	N/A
#3	650 (below coupon barrier level and call threshold level)	1,100 (below coupon barrier level and call threshold level)	1,900 (below coupon barrier level and call threshold level)	$0	N/A	720 (below coupon barrier level and call threshold level)	1,050 (below coupon barrier level and call threshold level)	1,800 (below coupon barrier level and call threshold level)	$0	N/A
#4 - #19	Various (all below coupon barrier level and call threshold level)	Various (all below coupon barrier level and call threshold level)	Various (all below coupon barrier level and call threshold level)	$0	N/A	Various (all below coupon barrier level and call threshold level)	Various (all below coupon barrier level and call threshold level)	Various (all below coupon barrier level and call threshold level)	$0	N/A
Final Determination Date	790 (at or above downside threshold level and coupon barrier level)	1,300 (at or above downside threshold level and coupon barrier level)	3,000 (at or above downside threshold level and coupon barrier level)	—*	N/A	800 (at or above downside threshold level and coupon barrier level)	600 (below downside threshold level and coupon barrier level)	2,800 (at or above downside threshold level and coupon barrier level)	$0	N/A
Payment at Maturity	$1,025.00					$400.00

*The final contingent payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final index level.

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▪	In Example 3, on each of the second through nineteenth determination dates, the closing level of at least one of the underlying indices is below its respective coupon barrier level. As a result, you do not receive a contingent payment with respect of any of those determination dates. Because the closing levels of all of the underlying indices are above their respective downside threshold levels and coupon barrier levels on the final determination date, at maturity you receive the stated principal amount plus a contingent payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$1,000.00 + $25.00 = $1,025.00

In this example, you receive the stated principal amount per security plus the contingent payment, equal to a total payment of $1,025.00 per security at maturity. Your total return per security in this example is $1,025.00 (a 2.50% total return on the securities).

▪	In Example 4, on each determination date throughout the term of the securities, the closing level of at least one of the underlying indices is below its respective coupon barrier level. As a result, you do not receive any contingent payment during the term of the securities. Furthermore, because the final index level of one of the underlying indices on the final determination date is below its applicable downside threshold level, you are fully exposed to the decline in the worst performing underlying index. Your payment at maturity is calculated as follows:

$1,000.00 + ($1,000.00 × Underlying Return of the Worst Performing Underlying Index)

= $1,000.00 + ($1,000.00 × -60%)

= $400.00

In this example, because the final index level of the worst performing underlying index represents a 60.00% decline, you will receive a total cash payment per security equal to $400.00 (a 60.00% loss on the securities).

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the securities are not redeemed prior to the final determination date, you may lose some, and in extreme situations, all of your initial investment. Specifically, if the securities are not redeemed prior to maturity and the final index level of any underlying index is less than its respective downside threshold level, UBS will pay you a cash payment that will be less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return of the worst performing underlying index over the term of the securities.

The securities will not pay a contingent payment if the closing level of any underlying index is below its respective coupon barrier level on any determination date. The securities will not be subject to an early redemption if the closing level of any underlying index is below its respective call threshold level on any determination date.

Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

▪	Risk of loss at maturity. The securities differ from ordinary debt securities in that UBS will not necessarily repay the stated principal amount of the securities at maturity. If the securities are not redeemed prior to maturity, UBS will repay you the stated principal amount of your securities in cash only if the final index levels of all of the underlying indices are equal to or greater than their respective downside threshold levels and will only make such payment at maturity. If the securities are not redeemed prior to maturity and the final index level of any underlying index is less than its respective downside threshold level, you will lose a percentage of your principal amount equal to the underlying return of the worst performing underlying index.
▪	Contingent repayment of stated principal amount only at maturity. If your securities are not redeemed prior to maturity, you should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the levels of all of the underlying indices are equal to or greater than their respective downside threshold levels.
▪	You may not receive any contingent payments. UBS will not necessarily make periodic payments on the securities. If the closing level of any of the underlying indices on any determination date is less than its respective coupon barrier level, UBS will not pay you the contingent payment applicable to such determination date. If the closing level of any of the underlying indices is less than its respective coupon barrier level on each of the determination dates, UBS will not pay you any contingent payments during the term of, and you will not receive a positive return on, your securities. Generally, this non-payment of the contingent payment coincides with a period of greater risk of principal loss on your securities.
▪	Your potential return on the securities is limited and you will not participate in any appreciation of the underlying indices. The return potential of the securities is limited to the pre-specified contingent payment rate, regardless of the appreciation of the underlying indices. In addition, your return on the securities will vary based on the number of determination dates on which the requirements of the contingent payment have been met prior to maturity or an early redemption. Furthermore, if the securities are redeemed prior to maturity, you will not receive any contingent payments or any other payment in respect of any determination dates after the applicable contingent payment date, and your return on the securities could be less than if the securities remained outstanding until maturity. If the securities are not redeemed prior to maturity, you may be subject to the depreciation in the level of the worst performing underlying index even though you cannot participate in any appreciation in the levels of the underlying indices. As a result, the return on an investment in the securities could be less than the return on a direct investment in any or all of the index constituent stocks.
▪	Higher contingent payment rates are generally associated with a greater risk of loss. Greater expected volatility with respect to, and lower expected correlation among, the underlying indices reflects a higher expectation as of the pricing date that the final index level of any one of the underlying indices could be less than its respective downside threshold level on the final determination date of the securities. This greater expected risk will generally be reflected in a higher contingent payment rate for that security. However, while the contingent payment rate is set on the pricing date, an underlying index’s volatility, and the correlation among the underlying indices, can change significantly over the term of the securities. The level of any one of the underlying indices for your securities could fall sharply, which could result in the loss of some or all of your initial investment.
▪	Reinvestment risk. The securities will be redeemed prior to maturity if the closing levels of all of the underlying indices are equal to or greater than their call threshold levels on any quarterly determination date other than the final determination date and you will not receive any more contingent payments after the related contingent payment date. Conversely, the securities will not be subject to an early redemption when the closing level of any one of the underlying indices is less than its call threshold level on any determination date, which generally coincides with a period of greater risk of principal loss on your securities. The securities could be redeemed as early as the first contingent payment date, potentially limiting your investment to a term of approximately three months. In the event that the securities are redeemed prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the securities at a comparable rate of return for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.
▪	Credit risk of UBS. The securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness may affect the market value of the securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities and you could lose all of your initial investment.
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▪	Market risk. The return on the securities, which may be positive or negative, is linked to the performance of each underlying index and indirectly linked to the value of the index constituent stocks. The level of each underlying index can rise or fall sharply due to factors specific to such underlying index or its index constituent stocks, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions.
▪	You are exposed to the market risk of each underlying index. Your return on the securities is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the performance of each individual underlying index. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each of the underlying indices. Poor performance by any one of the underlying indices over the term of the securities may negatively affect your return and will not be offset or mitigated by a positive performance by the other underlying indices. Accordingly, your investment is subject to the market risk of each underlying index.
▪	Because the securities are linked to the performance of more than one underlying index, there is an increased probability that you will not receive a contingent payment on any determination date and that you will lose some or all of your initial investment. The risk that you will not receive a contingent payment on any determination date and that you will lose some or all of your initial investment in the securities is greater if you invest in the securities as opposed to securities that are linked to the performance of a single underlying index if their terms are otherwise substantially similar. With a greater total number of underlying indices, it is more likely that the closing level (on any determination date other than the final determination date) or the final index level of any underlying index will be less than its respective coupon barrier level and/or downside threshold level, as applicable, and therefore it is more likely that you will receive an amount in cash which is worth less than your stated principal amount on the maturity date. In addition, if the performances of the underlying indices are not correlated to each other, the risk that the closing level (on any determination date other than the final determination date) or the final index level of any underlying index is less than its respective downside threshold level is even greater.
▪	Fair value considerations.
o	The issue price you pay for the securities will exceed their estimated initial value. The issue price you pay for the securities will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities will be set forth in the applicable pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the levels of the underlying indices, volatility of the underlying indices, the correlation among the underlying indices, the dividend rate paid on the index constituent stocks, prevailing interest rates, the term of the securities, the composition of the underlying indices and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date will be less than the issue price you pay for the securities.
o	The estimated initial value is a theoretical price and the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.
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▪	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the securities and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the securities will develop. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the levels of the underlying indices; the correlation among the underlying indices; the volatility of the underlying indices; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.
▪	The Securities are subject to currency exchange risk. Because the prices of the index constituent stocks of the MSCI® Emerging Markets IndexSM are converted into U.S. dollars by the index sponsor for the purposes of calculating the level of the MSCI® Emerging Markets IndexSM, you will be exposed to currency exchange rate risk with respect to each of the currencies in which such index constituent stocks trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of such index constituent stocks denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the level of the MSCI® Emerging Markets IndexSM will be adversely affected and consequently the payment at maturity of the Securities, if any, may be reduced.
▪	Emerging markets risk. The Securities are linked to the MSCI® Emerging Markets IndexSM and are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in
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their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are susceptible, before making a decision to invest in the securities.
▪	There are small-capitalization stock risks associated with the Russell 2000® Index. The securities are subject to risks associated with small-capitalization companies. The Russell 2000® Index is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than an index in which a greater percentage of the index constituent stocks are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
▪	There are non-U.S. securities markets risks associated with the EURO STOXX 50® Index. The index constituent stocks of the EURO STOXX 50® Index are issued by non-U.S. companies and are traded on various non-U.S. exchanges. An investment in notes linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
▪	The underlying return for the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the index constituent stocks are traded in a non-U.S. currency and the Securities are denominated in U.S. dollars. The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the index constituent stocks of the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.
▪	There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether and the extent to which the levels of the underlying indices will rise or fall and there can be no assurance that the closing levels of each underlying index will be equal to or greater than its coupon barrier level on any determination date, or, if the securities are not redeemed prior to maturity, that the final index levels of each underlying indices will be equal to or greater than its downside threshold level. The levels of the underlying indices will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the index constituent stocks (the “index constituent stock issuers”). You should be willing to accept the risks associated with the relevant markets tracked by the underlying indices in general and the index constituent stocks in particular, and the risk of losing some or all of your initial investment.
▪	The underlying indices reflect price return, not total return. The return on your securities is based on the performance of the underlying indices, which reflect the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your securities will not include such a total return feature or dividend component.
▪	Changes affecting the underlying indices could have an adverse effect on the value of the securities. The policies of each index sponsor as specified under “Information About the Underlying Indices” (together, the "index sponsors"), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of
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certain changes affecting those index constituent stocks may adversely affect the levels of the underlying indices. The policies of the index sponsors with respect to the calculation of the underlying indices could also adversely affect the levels of the underlying indices. The index sponsors may discontinue or suspend calculation or dissemination of the underlying indices. Any such actions could have an adverse effect on the value of the securities.
▪	There is no affiliation between the respective index sponsors and UBS, and UBS is not responsible for any disclosure by such. We or our affiliates may currently, or from time to time engage in business with the index sponsors. However, we and our affiliates are not affiliated with the sponsor of any underlying index and have no ability to control or predict their actions. You, as an investor in the securities, should conduct your own independent investigation of the relevant index sponsor and each underlying index for your securities. No index sponsor is involved in the securities offered hereby in any way and has no obligation of any sort with respect to your securities. The relevant index sponsor has no obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of your securities.
▪	Potential UBS impact on an underlying index or index constituent stock. Trading or transactions by UBS or its affiliates in an underlying index or any index constituent stock, listed and/or over the counter options, futures, exchange-traded funds or other instruments with return linked to the performance of that underlying index or any index constituent stock, may adversely affect the market price(s) or level(s) of that underlying index on any determination date or the final determination date and, therefore, the market value of the securities and any payout to you of any contingent payments or at maturity.
▪	Potential conflict of interest. UBS and its affiliates may engage in business any index constituent stock issuer, which may present a conflict between the obligations of UBS and you, as a holder of the securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the contingent payment is payable to you on any contingent payment date, whether the securities are subject to an early redemption and the payment at maturity of the securities, if any, based on observed closing levels of the underlying indices. The calculation agent can postpone the determination of the initial index level, closing level or final index level of any underlying index (and therefore the related contingent payment date or maturity date, as applicable) if a market disruption event occurs and is continuing, on the pricing date, any determination date or the final determination date, respectively.

As UBS determines the economic terms of the securities, including the contingent payment, call threshold levels, coupon barrier levels and downside threshold levels, and such terms include hedging costs, issuance costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

▪	Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying indices to which the securities are linked.
▪	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the securities. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder.
▪	Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation.
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Information about the Underlying Indices

MSCI® Emerging Markets IndexSM

We have derived all information contained herein regarding the MSCI® Emerging Markets IndexSM, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by MSCI Inc., which we refer to as “MSCI”. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the MSCI® Emerging Markets IndexSM.

The MSCI® Emerging Markets IndexSM (the “MSCI Index”) is a stock index calculated, published and disseminated daily by MSCI, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. The MSCI Index is a free float adjusted market capitalization index designed to measure equity market performance in the global emerging markets and is one of the MSCI Global Investable Market Indices.

As of August 31, 2017, the constituents of the MSCI Index were derived from the constituents of MSCI’s standard single country indexes representing 24 emerging market countries. The five largest emerging market countries included and their relative weightings as of August 31, 2017 are: China (29.10%), South Korea (14.61%), Taiwan (11.85%), India (8.72%) and Brazil (7.23%). Other countries account for 28.49% of the MSCI Index and include Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.

As of August 31, 2017, the companies included in the MSCI Index were divided into ten global industry classification Sectors, each having a relative weight within the MSCI Index as follows: Information Technology (26.87%), Financials (23.90%), Consumer Discretionary (10.22%), Materials (7.49%), Energy (6.63%), Consumer Staples (6.56%), Industrials (5.45%), Telecommunication Services (5.24%), Real Estate (2.82%), Utilities (2.59%) and Health Care (2.22%).

The MSCI Index is considered a “standard” index, which means it consists of all eligible large-capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant market. The MSCI Index has a base date of December 31, 1987.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the MSCI® Emerging Markets IndexSM.

Information as of market close on September 13, 2017:

Bloomberg Ticker Symbol:	MXEF	52 Week High (on September 12, 2017):	1,102.26
Current Index Level:	1,099.46	52 Week Low (on November 14, 2016):	838.96
52 Weeks Ago (on September 13, 2016):	886.01
September 2017	Page 15

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$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

Historical Information

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing level, of the underlying index for the period of January 2, 2013 through September 13, 2017. The closing level of the underlying index on September 13, 2017 was 1,099.46. The associated graph shows the closing levels of the underlying index for each day from January 3, 2007 to September 13, 2017. The dotted line represents a hypothetical downside threshold level and hypothetical coupon barrier of 824.60 and a hypothetical call threshold level of 1,099.46, which are equal to 75% and 100% of the closing level on September 13, 2017, respectively. The actual coupon barrier level, downside threshold level and call threshold level will be set on the pricing date. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time, including the determination dates.

MSCI® Emerging Markets IndexSM	High	Low	Period End
2013
First Quarter	1,082.68	1,015.47	1,034.90
Second Quarter	1,061.09	883.34	940.33
Third Quarter	1,022.54	905.96	987.46
Fourth Quarter	1,044.66	979.88	1,002.69
2014
First Quarter	994.65	916.56	994.65
Second Quarter	1,057.59	993.12	1,050.78
Third Quarter	1,100.98	1,005.33	1,005.33
Fourth Quarter	1,016.07	909.98	956.31
2015
First Quarter	993.82	934.73	974.57
Second Quarter	1,067.01	959.42	972.25
Third Quarter	971.91	771.77	792.05
Fourth Quarter	868.56	771.22	794.14
2016
First Quarter	836.80	688.52	836.80
Second Quarter	853.69	781.84	834.10
Third Quarter	927.29	819.19	903.46
Fourth Quarter	918.68	838.96	862.27
2017
First Quarter	973.08	868.44	958.37
Second Quarter	1,019.11	952.92	1,010.80
Third Quarter (Through September 13, 2017)	1,102.26	1,002.48	1,099.46

September 2017	Page 16

Contingent Income Auto-Callable Securities due on or about October 4, 2022

$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

MSCI® Emerging Markets IndexSM – Daily Closing Levels January 3, 2007 to September 13, 2017

September 2017	Page 17

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$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (the “Russell 2000 Index”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company (the “index sponsor” of the Russell 2000® Index).

The Frank Russell Company has no obligation to continue to publish the Russell 2000 Index, and may discontinue publication of the Russell 2000 Index at any time.

The Russell 2000 Index is published by the Frank Russell Company. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Asset Publishers – Russell 2000 Index,” the Russell 2000 Index measures the composite price performance of the smallest 2,000 companies included in the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. The Russell 2000 Index value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document, the accompanying product supplement, accompanying index supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Russell 2000® Index.

Information as of market close on September 13, 2017:

Bloomberg Ticker Symbol:	RTY	52 Week High (on July 25, 2017):	1,450.387
Current Index Level:	1,426.894	52 Week Low (on November 3, 2016):	1,156.885
52 Weeks Ago (on September 13, 2016):	1,212.32
September 2017	Page 18

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$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

Historical Information

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing level, of the underlying index for the period of January 2, 2013 through September 13, 2017. The closing level of the underlying index on September 13, 2017 was 1,426.894. The associated graph shows the closing levels of the underlying index for each day from January 3, 2007 to September 13, 2017. The dotted line represents a hypothetical downside threshold level and hypothetical coupon barrier of 1070.171 and a hypothetical call threshold level of 1,426.894, which are equal to 75% and 100% of the closing level on September 13, 2017, respectively. The actual coupon barrier level, downside threshold level and call threshold level will be set on the pricing date. We obtained the information in the table below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time, including the determination dates.

Russell 2000® Index	High	Low	Period End
2013
First Quarter	953.068	872.605	951.542
Second Quarter	999.985	901.513	977.475
Third Quarter	1,078.409	989.535	1,073.786
Fourth Quarter	1,163.637	1,043.459	1,163.637
2014
First Quarter	1,208.651	1,093.594	1,173.038
Second Quarter	1,192.964	1,095.986	1,192.964
Third Quarter	1,208.150	1,101.676	1,101.676
Fourth Quarter	1,219.109	1,049.303	1,204.696
2015
First Quarter	1,266.373	1,154.709	1,252.772
Second Quarter	1,295.799	1,215.417	1,253.947
Third Quarter	1,273.328	1,083.907	1,100.688
Fourth Quarter	1,204.159	1,097.552	1,135.889
2016
First Quarter	1,114.028	953.715	1,114.028
Second Quarter	1,188.954	1,089.646	1,151.923
Third Quarter	1,263.438	1,139.453	1,251.646
Fourth Quarter	1,388.073	1,156.885	1,357.130
2017
First Quarter	1,413.635	1,345.598	1,385.920
Second Quarter	1,425.985	1,345.244	1,415.359
Third Quarter (Through September 13, 2017)	1,450.387	1,356.905	1,426.894
September 2017	Page 19

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$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

Russell 2000® Index – Daily Closing Levels January 3, 2007 to September 13, 2017

September 2017	Page 20

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$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

EURO STOXX 50® Index

We have derived all information regarding the EURO STOXX 50® Index contained in this document, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited (the “index sponsor” of the EURO STOXX 50®).

STOXX Limited has no obligation to continue to publish the EURO STOXX 50® Index, and may discontinue publication of the EURO STOXX 50® Index at any time. The EURO STOXX 50® Index is determined, comprised and calculated by STOXX Limited without regard to the Securities.

The EURO STOXX 50 Index covers 50 stocks of market sector leaders mainly from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index captures a selection of the largest stocks among the 19 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The EURO STOXX 50® Index universe is defined as all components of the 19 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free-float market capitalization.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

Information as of market close on September 13, 2017:

Bloomberg Ticker Symbol:	SX5E	52 Week High (on May 5, 2017):	3,658.79
Current Index Level:	3,523.14	52 Week Low (on September 16, 2016):	2,935.25
52 Weeks Ago (on September 13, 2016):	2,974.8

September 2017	Page 21

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$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

Historical Information

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing level, of the underlying index for the period of January 2, 2013 through September 13, 2017. The closing level of the underlying index on September 13, 2017 was 3,523.14. The associated graph shows the closing levels of the underlying index for each day from January 3, 2007 to September 13, 2017. The dotted line represents a hypothetical downside threshold level and hypothetical coupon barrier of 2,642.36 and a hypothetical call threshold level of 3,523.14, which are equal to 75% and 100% of the closing level on September 13, 2017, respectively. The actual coupon barrier level, downside threshold level and call threshold level will be set on the pricing date. We obtained the information in the table below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time, including the determination dates.

EURO STOXX 50® Index	High	Low	Period End
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter	3,290.52	2,954.53	3,290.52
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter	3,658.79	3,409.78	3,441.88
Third Quarter (Through September 13, 2017)	3,527.83	3,388.22	3,523.14

September 2017	Page 22

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$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

EURO STOXX 50® Index – Daily Closing Levels January 3, 2007 to September 13, 2017

This document relates only to the securities offered hereby and does not relate to the underlying indices or other securities linked to the underlying indices. We have derived all disclosures contained in this document regarding the underlying indices from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying indices.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying indices.

September 2017	Page 23

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$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:

The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date; provided, however, that any contingent payment payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption amount, as the case may be, shall be payable.

If you are able to sell the securities in the secondary market on the day preceding a determination date, or on a determination date, the purchaser of the securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent payment, if a contingent payment is paid on the contingent payment date with respect to that determination date. If you are able to sell your securities in the secondary market on the day following an determination date and before the applicable contingent payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent payment, if a contingent payment is paid on the contingent payment date with respect to that determination date.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:

The United States federal income tax consequences of your investment in the securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

U.S. Tax Treatment. Pursuant to the terms of the securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the securities as a pre-paid derivative contract with respect to the underlying indices. If your securities are so treated, any contingent payment that is paid by UBS (including on the maturity date or upon early redemption) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent payment, you should generally recognize capital gain or loss upon the sale, exchange, early redemption, or redemption on maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent payment or any amount attributable to any accrued but unpaid contingent payment) and the amount you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a contingent payment date, but that could be attributed to an expected contingent payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially from the treatment described above, as further described under ‘‘Supplemental U.S. Tax Considerations — Alternative Treatments’’ of the accompanying product supplement. The risk that the securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (possibly in excess of any contingent payment and before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity index-linked securities that do not guarantee full repayment of principal.

Section 1297, We will not attempt to ascertain whether any issuers of the index constituent stocks would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the Securities. You should refer to information filed with the Securities and Exchange Commission or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

Notice 2008-2. In 2007 the U.S. Treasury Department and the Internal Revenue Service (“IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the securities. Notice 2008-2 focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the

September 2017	Page 24

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$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice. Non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of investing in the securities, including the possible application of 30% U.S. withholding tax in respect to the contingent payments.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our counsel is of the opinion that contingent payments paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent payments. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Sections 897 and 871(m) of the Code, discussed below, gain from the sale, exchange, early redemption, redemption or maturity of a security generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, or has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any index constituent stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If an index constituent stock issuer and the securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a security upon a sale, exchange, early redemption or other taxable disposition of the securities to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any index constituent stock issuers for their securities as a USRPHC and the securities as United States real property interests.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

Based on our determination that the securities are not “delta-one” with respect to any underlying index or any U.S. index constituent stock, our counsel is of the opinion that the securities should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the securities. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying indices, index constituent stocks or your securities, and following such occurrence your securities could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that

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$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the underlying indices, index constituent stocks or the securities. A non-U.S. holder that enters, or has entered, into other transactions in respect of the underlying indices, index constituent issuers or the securities should consult its tax advisor regarding the application of Section 871(m) of the Code to its securities in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. As the treatment of the securities is unclear, it is possible that any contingent payment with respect to the securities could be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the securities after 2018 as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. holders should consult their tax advisers regarding the potential application of FATCA to the securities.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if enacted, would have required holders of securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there may be no interest payments over the entire term of the securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would have been to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the securities are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the jurisdictions of the index constituent stock issuers).

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying product supplement under “Use of Proceeds and Hedging.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before and after the pricing date of the securities. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” beginning on page 10 of this document for a discussion of these adverse effects.

Supplemental information regarding plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $30.00 per $1,000.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $30.00 reflecting a fixed structuring fee of $5.00 and a fixed sales commission of $25.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other

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securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest. UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation. The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 11 and 12 of this document.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

September 2017	Page 27

Contingent Income Auto-Callable Securities due on or about October 4, 2022

$• Based on the worst performing index among the MSCI® Emerging Markets IndexSM, the Russell 2000® Index and the EURO STOXX 50® Index

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information about UBS and the Securities	2
Investment Summary	3
Key Investment Rationale	4
Investor Suitability	5
How the Securities Work	6
Hypothetical Examples	7
Risk Factors	10
Information about the Underlying Indices	15
Additional Information about the Securities	24

Product Supplement

Product Supplement Summary	PS-1
What are the Contingent Income Auto-Callable Income Auto-Callable Securities?	PS-1
Hypothetical Examples of How the Securities Perform	PS-11
Hypothetical Performance Scenarios	PS-13
Risk Factors	PS-18
General Terms of the Securities	PS-31
Use of Proceeds and Hedging	PS-41
Supplemental U.S. Tax Considerations	PS-42
Certain ERISA Considerations	PS-50
Supplemental Plan of Distribution (Conflicts of Interest)	PS-51

Index Supplement

Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
EURO STOXX 50® Index	IS-7
S&P 500® Index	IS-12
Commodity Indices	IS-17
Bloomberg Commodity IndexSM	IS-17
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-24
Non-U.S. Indices	IS-29
EURO STOXX 50® Index	IS-29
FTSETM 100 Index	IS-31
Hang Seng China Enterprises Index	IS-35
MSCI Indexes	IS-38
MSCI-EAFE® Index	IS-38
MSCI® Emerging Markets IndexSM	IS-38
MSCI® Europe Index	IS-38

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$• UBS AG Contingent Income Auto-Callable Securities due on or about October 4, 2022

Preliminary Pricing Supplement dated September 14, 2017 (To Product Supplement dated May 2, 2016 Index Supplement dated April 29, 2016 and Prospectus dated April 29, 2016)

UBS Investment Bank UBS Securities LLC